                                                                  EXHIBIT 99.1.1


                            EQUITY SECURITIES TRUST,
                          SERIES 25, SYMPHONY SERIES,
                        ZACKS ALL-STAR ANALYSTS TRUST V



                           REFERENCE TRUST AGREEMENT

          This Reference Trust Agreement (the "Agreement") dated November 18, 1999 between Reich & Tang Distributors, Inc., as Depositor and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Equity Securities Trust, Series 6, Signature Series, Gabelli Entertainment and Media Trust, and Subsequent Series, Trust Indenture and Agreement" dated November 16, 1995 and as amended in part by this Agreement (collectively, such documents hereinafter called the "Indenture and Agreement"). This Agreement and the Indenture, as incorporated by reference herein, will constitute a single instrument.


                                WITNESSETH THAT:

          WHEREAS, this Agreement is a Reference Trust Agreement as defined in Sec tion 1.1 of the Indenture, and shall be amended and modified from time to time by an Addendum as defined in Section 1.1 (1) of the Indenture, such Addendum setting forth any Additional Securities as defined in Section 1.1 (2) of the Indenture;

          WHEREAS, the Depositor wishes to deposit Securities, and any Additional Securities as listed on any Addendums hereto, into the Trust and issue Units, and Additional Units as the case maybe, in respect thereof pursuant to Sections 2.1 and 2.6 of the Indenture; and

          NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     Part I

                     STANDARD TERMS AND CONDITIONS OF TRUST

          Section 1. Subject to the provisions of Part II hereof, all the provisions contained in the Indenture are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the following sections of the Indenture hereby are amended as follows:

          (a) All references to "The Chase Manhattan Bank (National Association)" are replaced with "The Chase Manhattan Bank".

          (b) Notwithstanding any provision of the Indenture to the contrary, ownership of Units of this series of Equity Securities Trust shall not be certificated and shall be evidenced solely by registration on the transfer books of the Trustee, and the registered holder of uncertificated Units shall have all of the rights and obligations (excluding the right to the issuance of a Certificate) specified for a registered Certificateholder under the Indenture. The Depositor and the Trustee shall cause all Units of the Trust issued to the Depositor (upon both the initial deposit and any deposits of Additional Securities pursuant to Section 2.6) to be deposited at The Depository Trust Company ("DTC") and to be credited there to the account of the Depositor. On and after such deposit, for all purposes under the Indenture and Agreement, the sole registered holder of Units of the Trust shall be DTC, or its nominee, unless and until DTC has notified the Trustee and the Depositor that it is no longer willing to act as depository with respect to the Units. Accordingly, so long as DTC, or its nominee, is the registered owner of the Trust Units, beneficial ownership of Units may only be maintained by or through a participant in DTC and shall be subject to the rules and operating procedures of DTC as in effect from time to time. The Trustee shall not be liable for any loss or liability resulting from the actions of DTC as registered holder and depository of the Units.

          (c) Sections 1.2 and 2.4 and any reference herein to the issuance of Certificates shall be deleted.

          (d) Section 2.3 shall be amended by adding after the words "has registered on the registration books of the Trust the ownership by" the words "the Depositor of such Units or, if requested by the Depositor, the ownership by."

          (e) Paragraph (a) of Section 2.6 shall be amended to read in its entirety as follows:

               "Section 2.6 Deposit of Additional Securities.  (a) Subject to
                            --------------------------------
               the requirements set forth below in this Section, the Depositor may, on any Business Day (the "Trade Date"), subscribe for Additional Units as follows:

               (1) Prior to the Evaluation Time on the Trade Date, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telecopy or by written communication, of the Depositor's intention to subscribe for Additional Units. The Subscription Notice shall identify the Additional Securities to be acquired (unless such Additional Securities are a precise replication of the then existing portfolio) and shall either (i) specify the quantity of Additional Securities to be deposited by the Depositor on the settlement date for such subscription or
               (ii) instruct the Trustee to purchase Additional Securities with an aggregate value as specified in the Subscription Notice.

               (2) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee, by telecopy, the number of Additional Units to be created.

               (3) Not later than the time on the settlement date for such subscription when the Trustee is to deliver the Additional Units created thereby (which time shall not be later than the time by which the Trustee is required to settle any contracts for the purchase of Additional Securities entered into by the Trustee pursuant to the instruction of the Depositor referred to in subparagraph (1) above), the Depositor shall deposit with the Trustee (i) any Additional Securities specified in the Subscription Notice (or contracts to purchase such Additional Securities together with cash or a letter of credit in the amount necessary to settle such contracts) or (ii) cash or a letter of credit in the amount equal to the aggregate value of the Additional Securities specified in the Subscription Notice, together with, in each case, Cash as defined below. "Cash" means, as to the Principal Account, cash or other property (other than Securities) on hand in the Principal Account or receivable and to be credited to the Principal Account as of the Evaluation Time on the Business Day preceding the Trade Date (other than amounts to be distributed solely to persons other than persons receiving the distribution from the Principal Account as holders of Additional Units created by the deposit), and, as to the Income Account, cash or other property (other than Securities) received by the Trust as of the Evaluation Time on the Business Day preceding the Trade Date or receivable by the Trust in respect of dividends or other distributions declared but not received as of the Evaluation Time on the Business Day preceding the Trade Date, reduced by the amount of any cash or other property received or receivable on any Security allocable (in accordance with the Trustee's calculation of the monthly distribution from the Income Account pursuant to Section 3.5) to a distribution made or to be made in respect of a Record Date occurring prior to the Trade Date. Each deposit made during the 90 days following the deposit made pursuant to Section 2.1 hereof shall replicate, to the extent practicable, as specified in subparagraph (b), the Original Proportionate Relationship. Each deposit made after the 90 days following the deposit made pursuant to Section 2.1 hereof (except for deposits made to replace Failed Securities if such deposits occur within 20 days from the date of a failure occurring within such initial 90 day period) shall maintain exactly the proportionate relationship existing among the Securities as of the expiration of such 90 day period. Each such deposit shall exactly replicate Cash.

               (4) On the settlement date for a subscription, the Trustee shall, in exchange for the Securities and cash or letter of credit described above, issue and deliver to or on the order of the Depositor the number of Units verified by the Depositor with the Trustee. No Unit to be issued pursuant to this paragraph shall be issued or delivered unless and until Securities, cash or a letter of credit is received in exchange therefor and no person shall have any claim to any Unit not so issued and delivered or any interest in the Trust in respect thereof.

               (5) Each deposit of Additional Securities, shall be listed in a Supplementary Schedule to an Addendum to the Reference Trust Agreement stating the date of such deposit and the number of Additional Units being issued therefor. The Trustee shall acknowledge in such Addendum the receipt of the Deposit and the number of Additional Units issued in respect thereof. The Additional Securities shall be held, administered and applied by the Trustee in the same manner as herein provided for the Securities.

               (6) The acceptance of Additional Units by the Depositor in accordance with the provisions of paragraph (a) of this Section shall be deemed a certification by the Depositor that the deposit or purchase of Additional Securities associated therewith complies with the conditions of this Section 2.06.

               (7) Notwithstanding the preceding, in the event that the Sponsor's Subscription Notice shall instruct the Trustee to purchase Additional Securities in an amount which, when added to the purchase amount of all other unsettled contracts entered into by the Trustee, exceeds 25% of the value of the Securities then held (taking into account the value of contracts to purchase Securities only to the extent that there has been deposited with the Trustee cash or an irrevocable letter of credit in an amount sufficient to settle their purchase), the Sponsor shall deposit with the Trustee concurrently with the Subscription Notice such that, when added to 25% of the value of the Securities then held (determined as above) the aggregate value shall be not less than the purchase amount of the securities to be purchased pursuant to such Subscription Notice."

          (f) Section 3.1 is hereby amended in its entirety to read as follows:

          "Section 3.1.  Initial Cost: The cost of the initial preparation,
           -----------   ------------
          printing and execution of the Certificates and this Indenture, the initial fees of the Trustee and its counsel, and the initial fees of the Evaluator and other reasonable expenses in connection therewith, shall be paid by the Depositor, provided, however, that the liability on the part of the Depositor for such initial costs, fees and expenses shall not include any fees, costs or other expenses incurred in connection herewith after the execution of this Indenture and the deposit referred to in Section 2.01.

          Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.1 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in the computation of Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption."

          (g) Section 3.5 is hereby amended by inserting the phrase "or Income" in the second sentence of the sixth paragraph after the words "The Trustee shall not be required to make a distribution from the Principal..."

          (h) Section 3.11 is hereby amended so that the first sentence of such section reads as follows:

               "In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new Securities, the Trustee shall reject such offer, except that if
               (1) the issuer failed to declare or pay anticipated dividends with respect to such Securities or (2) in the opinion of the Sponsor, given in writing to the Trustee, the issuer will probably fail to declare or pay anticipated dividends with respect to such Securities in the reasonably foreseeable future, the Sponsor shall instruct the Trustee in writing to accept or reject such offer and to take any other action with respect thereto as the Sponsor may deem proper."

          (i) Section 3.14 is hereby amended by inserting the phrase "including, but not limited to securities received as a result of a spin-off" in the first sentence after the words "Any property received by the Trustee after the initial date of Deposit in a form other than cash or additional shares of the Securities listed on Schedule A..."

          (j) ARTICLE 3 shall be amended to add a new Section 3.15 as follows:

               "SECTION 3.15.  Deferred Sales Charge:  The Trustee shall, on the
                               ---------------------
          dates specified in and as permitted by the Prospectus, withdraw from the Income Account, the Principal Account and/or distributions to be made therefrom, as such accounts or distributions are designated in the Prospectus as the source of the payments of the Deferred Sales Charge, an amount per Unit specified in the Prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the balances in the Income and Principal Accounts are insufficient to make any withdrawal designated to be made therefrom, the Trustee shall, as directed by the Depositor, either advance funds in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Principal Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit Securities in kind to such special Depositor's Account provided, however, that the Trustee shall not be required to advance an aggregate amount in excess of $15,000 pursuant to this Section. Such directions shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Depositor to sell a Security, instructions as to execution of such sales. The Trustee shall have no liability for any loss or depreciation resulting from sales made in accordance with the Sponsor's instruction. If a Certificateholder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the Prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Certificateholder an amount equal to the unpaid portion of the Deferred Sales Charge and distribute such amount to such special Depositor's Account or, if the Depositor shall purchase such Unit pursuant to the terms of Section 5.2 hereof, the Depositor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. If the Prospectus provides for a waiver or refund of any portion of the Deferred Sales Charge under specified circumstances (such as, for example, in connection with a redemption or sale of Units following the death or disability of the Certificateholder), the Trustee shall deduct and pay to the Depositor the full amount of the Deferred Sales Charge chargeable upon the redemption in the absence of such waiver or refund and the Depositor shall pay to the affected Certificateholder the amount of such waiver or refund; the Trustee shall have no responsibility to the affected Certificateholder with respect to the amount to be so refunded. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Depositor's Account."

          (k) Section 5.1 of the Agreement is amended by deleting clause (a)(4) in the first paragraph and deleting clause (i) from the first sentence of the second paragraph and renumbering the remaining clauses accordingly.

          (l) Section 9.2 is hereby amended by replacing the phrase "60 business days" with "7 days" in the first sentence of the sixth paragraph.

          (m) Section 9.2 of the Agreement is further amended by adding the following paragraph after the sixth paragraph of such Section 9.2:

               "In the event that the Depositor directs the Trustee that certain Securities will be sold to a new series of the Trust (a "New Series"), the Depositor will certify to the Trustee, within five days of each sale from a Trust to a New Series, (1) that the transaction is consistent with the policy of both the Trust and the New Series, as recited in their respective registration statements and reports filed under the Act, (2) the date of such transaction and (3) the closing sales price on the national securities exchange for the sale date of the securities subject to such sale. The Trustee will then countersign the certificate, unless the Trustee disagrees with the closing sales price listed on the certificate, whereupon the Trustee will promptly inform the Depositor orally of any such disagreement and return the certificate within five days to the Depositor with corrections duly noted. Upon the Depositor's receipt of a corrected certificate, if the Depositor can verify the corrected price by reference to an independently published list of closing sales prices for the date of the transactions, the Depositor will ensure that the price of Units of the New Series, and distributions to holders of the Trust with regard to redemption of their Units or termination of the Trust, accurately reflect the corrected price. To the extent that the Depositor disagree with the Trustee's corrected price, the Depositor and the Trustee will jointly determine the correct sales price by reference to a mutually agreeable, independently published list of closing sales prices for the date of the transaction. The Depositor and Trustee will periodically review the procedures for sales and make such changes as they deem necessary, consistent with Rule 17a-7(e)(2). Finally, records of the procedures and of each transaction will be maintained as provided in Rule 17a-7(f)."

          (n) All references to "Reich & Tang Distributors L.P.". are replaced with "Reich & Tang Distributors, Inc."

          Section 2. This Reference Trust Agreement may be amended and modified by Addendums, attached hereto, evidencing the purchase of Additional Securities which have been deposited to effect an increase over the number of Units initially specified in Part II of this

Reference Trust Agreement ("Additional Closings"). The Depositor and Trustee hereby agree that their respective representations, agreements and certifications contained in the Closing Memorandum dated November 18, 1999, relating to the initial deposit of Securities continue as if such representations, agreements and certifications were made on the date of such Additional Closings and with respect to the deposits made therewith, except as such representations, agreements and certifications relate to their respective By-Laws and as to which they each represent that their has been no amendment affecting their respective abilities to perform their respective obligations under the Indenture.

                                    Part II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

          Section 1. The following special terms and conditions are hereby agreed to:

          (a) The Securities (including Contract Securities) listed in the Prospectus relating to this series of Equity Securities Trust (the "Prospectus") have been deposited in the Trust under this Agreement (see "Portfolio" in Part A of the Prospectus which for purposes of this Indenture and Agreement is the Schedule of Securities or Schedule A).

          (b) The number of Units delivered by the Trustee in exchange for the Securities referred to in Section 2.3 is 15,100.

          (c) For the purposes of the definition of Unit in item (22) of Section 1.1, the fractional undivided interest in and ownership of the Trust initially is 1/ 15,100 of the date hereof.

          (d) The term Record Date shall mean the fifteenth day of June and December commencing on June 15, 2000.

          (e) The term Distribution Date shall mean the last business day of June and December commencing on June 30, 2000.

          (f) The First Settlement Date shall mean November 23, 1999.

          (g) For purposes of Section 6.1(g), the liquidation amount is hereby specified to be 40% of the aggregate value of the Securities at the completion of the Deposit Period.

          (h) For purposes of Section 6.4, the Trustee shall be paid per annum an amount computed according to the following schedule, determined on the basis of the number of Units outstanding as of the Record Date preceding the Record Date on which the compensation is to be paid, provided, however, that with respect to the period prior to the first Record Date, the Trustee's compensation shall be computed at $.86 per 100 Units:

     rate per 100 units             number of Units outstanding
     $0.86                          5,000,000 or less
     $0.80                          5,000,001 - 10,000,000
     $0.74                          10,000,001 - 20,000,000
     $0.62                          20,000,001 or more

          (i) For purposes of Section 7.4, the Depositor's maximum annual supervisory fee is hereby specified to be $.30 per 100 Units outstanding.

          (j) The Mandatory Termination Date shall be February 21, 2001 or the earlier disposition of the last Security in the Trust.

          (k) The fiscal year for the Trust shall end on June 30 of each year.

          IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust Agreement to be duly executed on the date first above written.

                         [Signatures on separate pages]

                                        REICH & TANG DISTRIBUTORS, INC.
                                        Depositor


                                        By: /s/ Peter J. DeMarco
                                            --------------------
                                        Executive Vice President


STATE OF NEW YORK  )
                   :ss:
COUNTY OF NEW YORK )

        On this 17th day of November, 1999, before me personally appeared Peter
J. DeMarco, to me known, who being by me duly sworn, said that he is Executive Vice President of the Depositor, one of the corporations described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the Board of Directors of said corporation.


                                        /s/ Teresa Scarfone
                                        -------------------
                                        Notary Public

                                        Teresa Scarfone
                                NOTARY PUBLIC, State of New York
                                         No. 31-4752576
                                  Qualified in New York County
                                      Term Expires 8/31/00

                                                      THE CHASE MANHATTAN BANK
                                                       Trustee


                                                      By: /s/ Rosalia A. Raviele
                                                         -----------------------
                                                      Vice President

(SEAL)




STATE OF NEW YORK    )
                     :ss.:
COUNTY OF NEW YORK   )


        On this 17th day of November, 1999, before me personally appeared Rosalia A. Raviele, to me known, who being by me duly sworn, said that (s)he is an Authorized Signator of The Chase Manhattan Bank, one of the corporations described in and which executed the foregoing instrument; that (s)he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation and that (s)he signed his/her name thereto by like authority.


                                                        /s/ Ada Iris Vega
                                                        ----------------------
                                                        Notary Public